EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-102498) pertaining to the 1991 Stock Option Plan of Rochester Medical Corporation and the Registration Statements (Form S-8 No. 333-62592 and Form S-8 No. 333-139667) pertaining to the 2001 Stock Incentive Plan of Rochester Medical Corporation of our report dated December 3, 2007 with respect to our audit of the consolidated statements of operations, shareholders’ equity and comprehensive income, cash flows and the financial statement schedule for the year ended September 30, 2007 which appear in this Annual Report on Form 10-K of Rochester Medical Corporation for the year ended September 30, 2009.
/s/ McGladrey & Pullen LLP
Rochester, Minnesota
December 11, 2009